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                                                                   EXHIBIT 10.11

                           DATED                2001

                           APOLLO LEISURE (UK) LIMITED

                                       and

                                  ALAN RIDGEWAY

                         ------------------------------

                               CONTRACT OF SERVICE


                          (EXECUTIVE SERVICE AGREEMENT)

                         ------------------------------

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                                    CONTENTS

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1.  DEFINITIONS AND INTERPRETATION.......................................      2

2.  COMMENCEMENT.........................................................      3

3.  CAPACITY. ...........................................................      4

4.  DURATION.............................................................      4

5.  DUTIES...............................................................      4

6.  WORKING TIME.........................................................      5

7.  OTHER INTERESTS......................................................      5

8.  REMUNERATION.........................................................      6

9.  EXPENSES.............................................................      6

10. PENSION AND INSURANCE................................................      7

11. STOCK OPTION SCHEME..................................................      7

12. HOLIDAYS.............................................................      8

13. INCAPACITY...........................................................      8

14. SUMMARY TERMINATION..................................................      9

15. TRANSFER OF UNDERTAKING..............................................      10

16. DUTIES ON TERMINATION................................................      10

17. CONFIDENTIAL INFORMATION.............................................      10

18. DATA PROTECTION......................................................      11

19. POST-EMPLOYMENT RESTRICTIONS.........................................      11

20. INTELLECTUAL PROPERTY................................................      13

21. PRESCRIBED INFORMATION...............................................      14

22. SEVERABILITY.........................................................      14

23. COUNTERPARTS.........................................................      14

24. GOVERNING LAW AND JURISDICTION....................:.....:............      14

25. NOTICES..............................................................      14
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THIS AGREEMENT IS MADE THE                     DAY OF                   2001

BETWEEN:

(1) APOLLO LEISURE (UK) LIMITED whose registered office of Grehan House, Garsington Road, Oxford OX5 6TW registered in England with registered number 1444368 (the "COMPANY"); and

(2) ALAN RIDGEWAY OF 5 ALLEE DU CLOS DU CHENE, 78450 CHAVENAY, FRANCE (The "EXECUTIVE").

RECITALS:

(A) The Executive was appointed as Finance Director of the Company on a date to be confirmed.

THIS AGREEMENT PROVIDES:

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following expressions, unless otherwise expressly stated, have the following respective meanings:

1.1.1    "ERA" means the Employment Rights Act 1996, as amended;

1.1.2 "BOARD" means the management committee for the time being of the Company;

1.1.3    "BONUS" means the bonus referred to in Clause 8.4;

1.1.4    "COMMENCEMENT DATE" means a date to be confirmed

1.1.5 "EMPLOYMENT" means the employment of the Executive under this Agreement;

1.1.6 "GROUP" means the Company, any holding company or companies for the time being of the Company and any subsidiary or subsidiaries for the time being of the Company or of any such holding company or companies. "HOLDING COMPANY" and "SUBSIDIARY" have the meanings assigned to them respectively by section 736 of the Companies Act 1985 as amended by the Companies Act 1989. The expressions "Group Company" and "Group Companies" shall be construed accordingly;

1.1.7 "INCAPACITY" means sickness or injury rendering the Executive incapable of performing services in accordance with the provisions of this Agreement;

1.1.8 "INTELLECTUAL PROPERTY RIGHTS" means any right conferred by English law in respect of any patent, registered design, design right, copyright, trade mark, plant breeder's right and semi-conductor product right together with any analogous right conferred by the law of any country other than England;


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1.1.9    "OWN PROPERTY" means Property which at any time during the Employment the Executive alone or jointly with others might conceive, create, devise, produce, discover or formulate either during working hours or in the normal course of his duties or in the course of duties falling outside his normal duties but specifically assigned to him or with the Company's materials and/or facilities which relate to the Company's business or in which the Company is interested;

1.1.10 "PROPERTY" means any idea, invention, modification, improvement, process, formula, material, know-how, design, model, prototype, mark, sketch, drawing, plan or other matter;

1.1.11 "RECOGNISED INVESTMENT EXCHANGE" means a body which is a recognised investment exchange for the purposes of the Financial Services Act 1986;

1.1.12 "SALARY" means salary paid pursuant to Clause 8.1, as reviewed from time to time;

1.1.13 "STOCK OPTION SCHEME" means any share option or share incentive scheme which may be established from time to time by the Company or by any holding company of the Company and extending to the employees of the Company;

1.1.14   "PENSION SCHEME" means Apollo Leisure Group Personal Pension Scheme.

1.2      In this Agreement:

1.2.1 the masculine gender includes the feminine and the singular number includes the plural and vice versa;

1.2.2    references to persons include bodies corporate;

1.2.3 references to Clauses and the Schedules are references to clauses of and the schedules to this Agreement;

1.2.4 references to United Kingdom statutes shall be deemed to refer to such statutes as amended or re-enacted after the Commencement Date.

1.3      The Schedules form part of and are incorporated in this Agreement.

1.4 Headings are included for ease of reference only and shall not affect the interpretation of this Agreement.

1.5 No modification, variation or amendment to this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by or on behalf of the parties.

2.       COMMENCEMENT

2.1 This Agreement supersedes all previous arrangements (if any) relating to the employment of Executive by the Company and takes effect on the Commencement Date.


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2.2      The Executive warrants that by entering into this agreement he will not be in breach of any express or implied term of any contract with or any other obligation to any third party binding upon him.

3.       CAPACITY

3.1 The Executive shall be employed as Finance Director for Europe - Music Division, responsible to the Chief Executive Officer-Music Division, Europe (the "CEO") and if the CEO so resolve the Executive shall accept office in or perform services for any Group Company in addition to or in substitution for those services which he is required to perform for the Company PROVIDED THAT the Executive shall only be required to accept office in or perform services for Group Companies in accordance with this Clause 3.1 where such requirement is reasonable in view of the Executive's role and status within the Company.

3.2 The Executive shall serve the Company and/or any Group Company in such other executive capacity of similar status within the Group and reasonably within the scope of the Executive's capability and/or qualifications as the CEO may from time to time determine.

3.3 The Executive may be required by the CEO to relocate within the UK. This will be discussed and agreed with the Executive. In which case the expenses reasonably incurred by the Executive in complying shall be reimbursed by the Company in accordance with its policy determined from time to time for meeting such expenses.

3.4 The Executive may be required by the CEO to travel to such places (whether inside or outside the UK) as the CEO may from time to time reasonably require.

4.       DURATION

4.1 Unless previously terminated in accordance with Clauses 13 or 14, the Employment can be terminated by either side giving to the other not less than 6 months' notice in writing.

4.2 The Company reserves the right to terminate the Employment without notice and to pay to the Executive Salary (at the rate in force at the date of termination) in lieu of notice of termination of the Employment or (where notice has been given) of any balance of the notice period. For the avoidance of doubt, if the Executive is paid Salary in lieu of notice, he shall not be entitled to any additional payment in respect of holiday which would otherwise have accrued during such notice period or the balance thereto.

5.       DUTIES

5.1 The Executive shall be responsible to the CEO and shall undertake the duties and exercise the powers assigned to or vested in him by the CEO and/or the Board and shall, during the continuance of the Employment, well and faithfully serve the Company and use his best endeavours to promote the interests of the Company and the Group.

5.2 The Executive shall observe and comply with the Articles of Association of the Company and shall comply with all resolutions, regulations and directions made or given by the CEO and/or the Board (which are not inconsistent with this Agreement).

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5.3      Unless otherwise directed by the CEO or prevented by Incapacity and subject to Clause 12, the Executive shall devote his full time, attention and abilities to the business of the Company and such Group Companies for whom he is required to perform services by the CEO pursuant to Clause 3 in normal business hours and during such other hours as may be necessary to perform his duties to the satisfaction of the CEO.

5.4 The CEO shall be entitled pursuant to Clause 5.3 during any period of notice of termination of the employment (whether given by the Company or the Executive) to direct the Executive to perform no duties and to direct that the Executive shall not enter or remain on any (or any specified) premises of the Company and/or any Group Company and any such direction may be given subject to any reasonable condition which the CEO in his discretion shall determine PROVIDED THAT the period for which the restrictions in Clause 19 apply shall be reduced by any period under this clause which the Executive did not perform duties.

6.       WORKING TIME

6.1 The Executive shall work such reasonable hours as are necessary for the proper performance of his duties to the satisfaction of the CEO in accordance with this Agreement. The Executive may in the proper performance of his duties exceed the maximum average 48 hours per week provided for under the Working Time Regulations 1998. He hereby expressly exercises his right under the Working Time Regulations 1998 to opt out of the provisions which provide that he cannot work for more than 48 hours per week on average.

6.2 If the Executive does not wish to exercise his right to opt out he should delete Clause 6.1 prior to signing this Agreement.

6.3 If the Executive has given the consent in Clause 6.1 the Executive may terminate this consent at any time by giving not less than 12 weeks' written notice to the Company.

7.       OTHER INTERESTS

7.1 The Executive shall not without the prior written consent of the CEO directly or indirectly engage or be concerned or interested in any other business, trade, profession or occupation during the Employment (whether during or outside working hours).

7.2 Clause 7.1 shall not prohibit the Executive from holding or being interested in securities in any company whose securities art quoted on a Recognised Investment Exchange PROVIDED THAT such company is not in competition with the business of the Company and/or any Group Company and PROVIDED FURTHER THAT the Executive shall not hold or be interested in more than three per cent (3%) of the issued securities of any class of any one company.

7.3 The Executive shall comply with such code of practice issued by the Company as shall from time to time be in force relating to transactions in securities and shall comply with all requirements, recommendations or regulations of The International Stock Exchange of the United Kingdom and the Republic of Ireland or any other authority or body authorised to regulate transactions in securities.

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7.4      Where appropriate the Executive shall during the Employment and for the prohibited period after the termination of the Employment comply with all applicable rules of the New York Stock Exchange or the exchange or national market system in which Clear Channel Communication Inc (CCU) common stock is then trading, and the rules and regulations of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any Company Policy issued in relation to (i) dealings in shares debentures or other securities of CCU and any Associated Companies or
         (ii) unpublished price sensitive information affecting the securities of any other company. The Executive shall provide all information and such additional assistance to CCU or the Company as CCU or the Company may reasonably request to allow it to fully comply with such rules, regulations and policies. For the purposes of this clause the "prohibited period" shall be from the date of termination of the Employment until the later of (i) the next announcement of CCU's or any Associated Company's results pursuant to the Exchange Act or (ii) such time as when any price sensitive information the Executive has obtained during the Employment ceases to be price sensitive information, either through publication or otherwise.

8.       REMUNERATION

8.1 The Company shall pay Salary to the Executive during the continuance of the Employment initially at the rate of ONE HUNDRED THOUSAND POUNDS (Pound Sterling 100,000)

8.2 Salary shall accrue from day to day and shall be payable by equal monthly instalments in arrears on the 15th day of each month, payment in respect of a period of less than a month being apportioned in proportion to the number of days of the Employment in that month.

8.3 Salary shall be reviewed on 1st January in each calendar year. The first review will take place on 1st January 2003 and thereafter on 1st January in each calendar year.

8.4 The Company may, at the discretion of the CEO, pay to the Executive a bonus of such amount as the CEO may determine from time to time. In determining whether to pay the Executive a bonus in a particular year and in determining the amount of any such bonus, the Company shall take into account the same considerations as shall apply for determining the amount (if any) of the bonus payable to other senior executives within the Company of the Executive's level of seniority.

8.5 The Company shall be entitled, pursuant to Part II of the ERA, at any time during the Employment and upon its termination (howsoever arising), to deduct from the Salary and/or the Bonus and/or any other sums due to the Executive under this Agreement, any sums owed by the Executive to the Company.

9.       EXPENSES

9.1 The Executive shall, subject to complying with the rules of the Company relating to the reimbursement of expenditure in force from time to time, be reimbursed all reasonable travelling, hotel, entertainment and other out-of-pocket expenses properly and reasonably incurred in the performance of the duties of the Employment.

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9.2      The Executive shall be entitled to be reimbursed for home and other business telephone expenses and all expenses relating to one mobile phone, which is to be provided to the Executive by the Company, incurred for business or private use.

9.3 The Executive will be paid a Car Allowance of Pound Sterling 5,000 per annum as per the Company's Car Policy. This will be paid in monthly amounts with the salary payment and will be reviewed in accordance with the company car policy.

10.      PENSION AND INSURANCE

10.1 The Company shall, during the Employment, contribute monthly at the rate of 10% per annum of the Salary (the "CONTRIBUTIONS") into the Apollo Leisure Group Personal Pension Scheme or any other Inland Revenue approved pension scheme for the benefit of the Executive PROVIDED ALWAYS that the Executive pays contributions monthly into the Pension Scheme at a rate not lower than 5% per annum of the Salary. The contributions payable by the Executive shall be made by way of deduction from the Salary. For the avoidance of doubt, the making of the Contributions shall be subject to the rules of the Pension Scheme as replaced or amended from time to time (the "Rules") including, without limitation, the Rule or Rules providing for the discontinuance of the Pension Scheme and shall also be subject to any statutory limitations on benefits or requirements for approval of pension schemes by the Inland Revenue as determined from time to time.

10.2 A contracting-out certificate issued under Section 7 of the Pension Schemes Act 1993 is not in force in relation to the Employment.

10.3 The Executive shall, during the Employment, and for so long as such cover is available on terms which the CEO considers to be reasonable, be entitled to membership for him, his wife and unmarried dependent children below the age of 21 (in full time education) of the Private Patients Plan and the Company shall contribute to such scheme so that the Executive shall be provided with benefits in accordance with this Clause at the VIP rate.

10.4 The Company shall, during the Employment, provide the Executive with life assurance cover at the rate of four (4) times the Salary subject to the rules of the Scheme from time to time in force and to the Executive continuing to be eligible to participate or benefit from the Scheme.

11.      STOCK OPTION SCHEME

11.1 If during the Employment the Executive is granted participation in a Stock Option Scheme, any extinction or curtailment of any rights or benefits under the Stock Option Scheme by reason of any transfer of his employment or its termination, howsoever arising, shall not form part of any claim for damages for breach of this Agreement or compensation for unfair dismissal and the effect of any such transfer, suspension or termination on the Executive's rights or benefits under the Stock Option Scheme shall be determined in accordance with the rules, terms and conditions of the Stock Option Scheme and not in accordance with the provisions (other than this Clause) of this Agreement.

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11.2     The Executive's participation in the Stock Option Scheme (if any) shall be commensurate with the participation (if any) in the Stock Option Scheme by other senior executives within the Company of the Executive's level of seniority.

12.      HOLIDAYS

12.1 The Executive shall be entitled to public holidays and to 25 working day's paid holiday in each period of twelve months commencing on 1 January during the Employment (the "HOLIDAY YEAR").

12.2 Holiday shall be taken at such time or times as may be approved by the CEO and the Executive may not, without the prior written consent of the CEO, take more than 10 working days consecutively or carry unused holiday entitlement from one Holiday Year to another.

12.3 Holiday entitlement in the Holiday Year in which the Employment commences or terminates shall be proportionate to the period of service during the Holiday Year and the Executive shall be paid in lieu of any entitlement not taken at the date of termination, any payment in excess of holiday accrued due being deducted from the final payment of the Salary.

12.4 The Company reserves the right, to require the Executive at its discretion, to take any outstanding holiday during any notice period.

13.      INCAPACITY

13.1 The Executive shall, subject to complying with the Company's rules governing notification and evidence of absence by reason of Incapacity for the time being in force, be entitled to payment of Salary (which shall include any entitlement to statutory sick pay) in respect of absence by reason of Incapacity as follows:

13.1.1   full Salary in respect of the first three months' absence.

         PROVIDED THAT:

         (A) the Executive shall not be entitled to be paid whilst absent through Incapacity during more than an aggregate of ninety one
                 (91) days (whether working days or not) in any period of twelve months; and

         (B) whilst the Executive is entitled to be paid during Incapacity there shall be deducted therefrom the aggregate of any amounts receivable by the Executive by virtue of any sickness, accident benefit or permanent health scheme operated by or on behalf of the Company (except insofar as such amounts represent reimbursement of medical or nursing fees or expenses incurred by the Executive) and the amount of any social security sickness or other benefit to which the Executive may be entitled.

13.2 If the Executive shall be absent by reason of Incapacity for more than an aggregate of ninety one (91) days (whether working days or not) in any period of twelve months, the Company may, subject to Clause 13.3 below, at any time thereafter (but no longer than three months after the ending of any such period of Incapacity) by not less than three

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         months' notice in writing to the Executive terminate the Employment and the Executive shall have no claim for damages or otherwise against the Company in respect of such termination.

13.3 The Company shall, for so long as such cover is available on terms which the CEO considers to be reasonable, maintain a permanent health insurance policy (the "Policy") for the benefit of the Executive and shall bear all premiums required to keep the Policy in force throughout the period of the Employment. Subject to the rules of the Policy from time to time, the Executive may receive payment of two-thirds of the Salary in respect of any period of Incapacity exceeding ninety one (91) days (whether working days or not) and contributions to the Pension Scheme may be maintained. The Company shall not terminate the Employment in accordance with Clause 13.2 above unless the Company has procured the continued payment of benefits under the Policy for the period of the Incapacity or, apart from such termination, until such benefits would have ceased to be payable had the Employment continued PROVIDED THAT the Company may, in the event of the absence by reason of Incapacity exceeding ninety one (91) days, require the Executive to resign from any office held in the Company and/or any Group Company and may, at its discretion, vary the capacity in which the Executive shall continue in the Employment.

13.4 The Executive shall submit to medical examination at such time or times and by such registered medical practitioner as the Company may select and shall permit the disclosure of the outcome of such medical examination to the Company PROVIDED ALWAYS that the Company shall meet any costs and/or expenses incurred by the Executive in respect of any such examination.

14.      SUMMARY TERMINATION

14.1 The Company may summarily terminate the Employment so that the Executive shall have no claim for damages or otherwise against the Company in respect of such termination (but without prejudice to any other remedy or remedies which it may have against the Executive) if the Executive shall:

14.1.1 become of unsound mind or a patient for the purposes of Part VII of the Mental Health Act 1983 or any statute related to mental health; or

14.1.2 be convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment is imposed; or

14.1.3 commit or reasonably be believed by the CEO and/or the Board to have committed any act of dishonesty, any serious misconduct or any other act which may seriously affect his ability to discharge his duties as Finance Director; or

14.1.4 be guilty of any serious or (after written warning) persistent neglect in the discharge of his duties or commit any wilful or (after written warning) persistent breach of any of the provisions of this Agreement (other than by reason of Incapacity); or

14.1.5 commit any act or so conduct himself in a manner which might or does bring the reputation of the Company and/or any Group Company into question or disrepute.

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14.2     The Company may at any time, by written notice given by the CEO, suspend the Executive for the purpose of investigating any misconduct or neglect alleged against the Executive for a period not exceeding one month and during any such period the Executive shall not, except with the consent in writing of the CEO, attend at any premises of the Company or any Group Company or contact any employee of the Company or any Group Company (other than a director of the Company or any Group Company) or any customer or supplier of the Company or any Group Company.

15.      TRANSFER OF UNDERTAKING

         In the event of the Company going into voluntary liquidation for the purpose of amalgamation or reconstruction of transferring the whole or any substantial part of its business to any other company, the Executive shall not for that reason, or by reason of any consequent termination of the Employment, have any claim for damages or otherwise for breach of this Agreement so long as the Executive shall be offered employment on terms overall no less favourable than those contained in this Agreement by any company succeeding to the whole or any part of the business of the Company.

16.      DUTIES ON TERMINATION

16.1 Upon termination of the Employment for any reason, the Executive shall without prejudice to any claim for damages or other remedy which either party might have against the other:

16.1.1 upon the request of the Company immediately resign from all offices and appointments held by him in or on behalf of the Company and any Group Company;

16.1.2 immediately deliver up to the Company all correspondence, documents, specifications, papers, magnetic disks, tapes or other software storage media and property belonging to the Company and any Group Company which may be in the Executive's possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Executive and relate in any way to the business or affairs of the Company or any Group Company and/or of any of their suppliers, agents, distributors and/or customers) and the Executive shall not, without the written consent of the CEO, retain any copies thereof;

16.1.3 immediately deliver up to the Company the mobile phone referred to in Clause 9.2.

17.      CONFIDENTIAL INFORMATION

17.1 The Executive shall not without prejudice to his common law duties in respect of the same, during the continuance of the Employment or at any time after its termination, for any reason use (other than for the purposes of the Company and any Group Company) or disclose to any person or persons whatsoever (except the proper officers of the Company or under the authority of the CEO and/or the Board) and shall use his best endeavours to prevent the publication or disclosure of any trade secrets or confidential or secret information relating to the business, technical processes, designs, source codes and computer systems, software, employees and officers, or finances of the Company and any Group Company and their suppliers, agents, distributors or customers or any confidential or secret information relating to Property or connected with the services

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         provided or products manufactured, marketed or under development by the
         Company or any Group Company all of which he may in the course of the Employment become possessed.

17.2 Clause 17.1 shall not apply to information disclosed pursuant to any order of any court of competent jurisdiction or any information which, except through any breach of this or any other agreement by the Executive, is in the public domain.

18.      DATA PROTECTION

18.1 The Company will hold computer records and personnel files relating to the Executive. These will include the Executive's employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records, (which may, where necessary, include sensitive data relating to the Executive's health, and data held for ethnic monitoring purposes). The Company requires such personal data for personnel administration and management purposes and to comply with its obligations regarding the keeping of employee/worker records. The Executive's right of access to this data is as prescribed by law.

18.2 The Executive hereby agrees that the Company may process personal data relating to him for personnel administration and management purposes and may, when necessary for those purposes, make such data available to its advisors, to parties providing products and/or services to the Company (such as IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the Inland Revenue), and as required by law. Further, the Executive hereby agrees that the Company may transfer such data to and from its Associated Companies including any Associated Companies located outside the European Economic Area.

19.      POST-EMPLOYMENT RESTRICTIONS

19.1 For the purposes of this Clause 19 the following expressions have the following respective meanings:

19.1.1 the "TERMINATION DATE" means the date of termination for any reason of the Employment;

19.1.2. the "PRIOR PERIOD" means the period of 12 months immediately preceding the Termination Date.

19.2 The Executive understands and acknowledges that his senior position with the Company and the Group gives him access to and the benefit of confidential information vital to the continued success of the Company and the Group and influence over and connection with the Company's customers, suppliers, distributors, agents, employees and directors and those of the Group, or prospective customers, suppliers, distributors, agents, employees and directors with whom or which the Company or the Group is in negotiation, with which the Executive is engaged or in contact and hereby acknowledges and confirms that he agrees that the provisions appearing in Clauses 19.5 and 19.6 below are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and the Group.

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19.3     The Executive agrees that in the event of receiving from any person, firm, corporation or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in Clauses 19.5 and 19.6 below, he will forthwith provide to such person, firm, corporation or other organisation making such an offer of employment a full and accurate copy of Clause 19 hereof.

19.4. In the event that any restriction contained in Clauses 19.5 and 19.6 below shall be found to be void, but would be valid if some part of the relevant restriction were deleted, the relevant restriction shall apply with such modifications as may be necessary to make it valid and effective.

19.5 The Executive shall not without the prior written consent of the Company, during the period of 12 months from the Termination Date, whether alone or jointly with or as principal, partner, agent, director, employee or consultant of any other person, firm or corporation, and whether directly or indirectly, in competition with any of the businesses of the Company or any Group Company carried on at the Termination Date:

19.5.1 Subject to Clause 19.8, solicit the services or custom of or otherwise deal with any person, firm or corporation who or which at any time during the Prior Period was a customer, client, supplier, agent of distributor of the Company or any Group Company, or a prospective customer, client, supplier, agent or distributor with whom or which the Company or any Group Company had entered into negotiations, and with whom or which the Executive was personally concerned during the Prior Period; or

19.5.2 entice or endeavour to entice away from the Company or any Group Company or employ any person whose name is supplied to the Executive on or about the Termination Date being persons employed by the Company or any Group Company who reported to the Executive or to an employee of the Company or a Group Company to whom the Executive reported or who was in direct regular contact with the Executive during the Employment.

19.6 The Executive shall not without the prior written consent of the Company, during the period of 12 months from the Termination Date carry on (whether as an individual or otherwise and whether by investing or working or allowing his name to be used or otherwise) the business of: live entertainment and/or any other theatrical business that materially competes or is liable materially to compete with any business of the Company or any Group Company carried on at the Termination Date in which the Executive was materially engaged during the Prior Period where the competing business carries on business within England, Wales or Scotland. For the avoidance of doubt this clause shall not refer to any business in the radio or outdoor advertising sector.

19.7 Nothing in Clause 19.6 shall prevent the Executive holding securities in a company listed on a Recognised Stock Exchange where his holding does not exceed three per pent of the class of securities concerned.

19.8 Subject to the provisos hereto, the Company shall not unreasonably withhold the giving of its consent pursuant to Clause 19.5.1 and in deciding whether or not it is reasonable to withhold its consent the Company shall only withhold (and, for the avoidance of doubt, shall in such case be entitled so to withhold) the giving of such consent if, in the opinion of the CEO, acting in good faith, the proposed action or conduct of the Executive in respect of which consent is sought, is such that it would or might have an adverse effect on any of the businesses of the Company or any Group Company carried on at the Termination Date or would or might damage or harm the relationship of any Group Company with any customer, client, supplier, agent or distributor (or prospective customer, client, supplier, agent or distributor with whom or which the Company or any Group Company had entered into negotiations) with whom or which the Executive was personally concerned during the Prior Period. The burden of proof with respect to establishing that the CEO shall have acted in good faith shall lie on the Company PROVIDED THAT it is not the parties intention thereby to increase the standard of proof which the Company would otherwise have to meet if such burden had not been so allocated and PROVIDED FURTHER THAT this Clause 19.8 shall not apply with respect to any action or conduct falling within Clause 19.5.2.

19.9 The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements

20.      INTELLECTUAL PROPERTY

20.1 The Executive shall promptly communicate to the Company all Own Property (whether or not capable of protection by any Intellectual Property Right).

20.2 The Executive agrees that all right, title and interest to Own Property (including all rights in connection with it which arise whether before or after the Employment terminates) throughout the world EXCEPT any such Own Property which by virtue of the Patents Act 1977 (as amended) belongs to the Executive shall, without payment, belong to the Company absolutely.

20.3 When instructing any person, firm or company to carry out work (including the supply of goods and/or services) for the Company or any Group Company or in connection with the Company's business or the business of any Group Company the Executive shall ensure that such person, firm or company first assigns to the Company or any Group Company all future Intellectual Property Rights in any Property which they conceive, create, devise, produce, discover or formulate in the course of carrying out the work which they are instructed to perform.

20.4 The Executive shall, during the Employment and thereafter at the direction and expense of the Company, apply for and do all acts and things necessary to obtain and maintain any Intellectual Property Right that may subsist in any Own Property which by virtue of this Clause or any statute affecting Property belongs to the Company or any Group Company in any part of the world as the Company may require and shall vest all such Intellectual Property Rights in the Company or as the Company may direct.

20.5 The Executive hereby irrevocably waives all moral rights arising under the Copyright, Designs and Patents Act 1988 in any copyright work written or created by him in the course of the Employment and all moral rights in all other countries in which copyright (including future copyright) in any work subsists or may subsist except to the extent that the Executive shall exercise such moral rights at the Company's request provided that the Company shall pay the Executive's expenses in so doing.

21.      PRESCRIBED INFORMATION

21.1     The following information is set forth for the purposes of section 3,
         ERA:

21.1.1 If the Executive shall have a grievance relating to the Employment or is dissatisfied with any disciplinary decision relating to him he may apply to the Board and his application will be dealt with by the Board at a meeting at which the Executive shall be entitled to be present.

21.1.3 The Executive's period of continuous employment began on the Commencement date.

22.      SEVERABILITY

         The Company and the Executive acknowledge that the Clauses and sub-Clauses and Schedules of this Agreement are severable. If any Clause, sub-Clause or identifiable part of any Clause or sub-Clause or Schedule or any paragraph of any Schedule is held to be invalid or unenforceable by an English court, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Clauses or sub-Clauses or the identifiable parts of such Clauses or sub-Clauses.

23.      COUNTERPARTS

         This Deed may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same agreement.

24.      GOVERNING LAW AND JURISDICTION

         This Deed shall be governed by English law and for the benefit of the Company, the Executive hereby submits to the exclusive jurisdiction of the English Courts. The Executive hereby agrees that service upon the Executive at his address specified in this Agreement or such other address as he may notify to the Company in writing of any proceedings relating to this Deed or to any document entered into pursuant hereto shall constitute good service upon the Executive.

25.      NOTICES

         Any notice shall be duly served under this Agreement if, in the case of the Company, it is handed to a director of the Company (other than the Executive) or sent by recorded or first class post to the Company at its registered office for the time being and if, in the case of the Executive, it is handed to his or sent by recorded or first class post to him at his address specified in this Agreement or such other address as he may notify to the Company. A notice sent by recorded or first class post shall be deemed served on the working day next following posting.

IN WITNESS whereof the parties hereto have executed and delivered this instrument as a Deed the day and year first before written.

SIGNED by PATRICK GLYDON        )
for  and  on behalf of APOLLO   )
LEISURE (UK) LIMITED in the     )
presence of:

SIGNED by ALAN RIDGEWAY         )
in the presence of:             )

[CLEAR CHANNEL ENTERTAINMENT LOGO]

         PRIVATE & CONFIDENTIAL

         ALAN RIDGEWAY
         European Music
         Argyll Street

         13th October 2004

         Dear Alan,

         RE: AMENDMENTS TO CONTRACT OF SERVICES TERMS & CONDITIONS

         I am pleased to confirm your recent promotion to President of European Music with effect from 1st October 2004.

         To reflect the promotion your salary has been increased to Pound Sterling 200,000, with a continuous 5% salary increase per annum. Your next salary increase will take place on 1st January 2006. In addition you will also receive a non-consolidated Car Allowance of Pound Sterling 20,000 per annum, which is also effective from 1st October 2004.

         The Company has also reviewed its bonus structure for Senior Executives and future bonus payment will be calculated on the following basis:-

                   - Contractual Bonus of Pound Sterling 50,000 will be paid to you based on the achievement of the annual objectives set by the President of Global Music.

                   - 15% bonus based on European Music EBITDA growth.

         This new bonus structure gives you the capability to earn up to a maximum of 200% of your salary in a given year should you reach a 25% EBITDA growth figure. This is based in a sliding scale and a copy of this is attached for your information.

         This bonus structure will apply with immediate effect and your 2005 payment will be made in the first quarter of 2006.

         As of this date you will report to directly to the Michael Rapino -President Global of Music.

         All other Terms & Conditions as stated in your previous Contract of Services remain unchanged. If you have any queries, please do not hesitate to contact me directly.

         Yours sincerely

         /s/ Jignna Patel
         ---------------------------
         JIGNNA PATEL
         HUMAN RESOURCES CONSULTANT